 EXHIBIT 10.1

I. OBJECTIVE

The objective of the Federal Home Loan Bank of New York’s (“Bank”) 2024 Incentive Compensation Plan (“Plan”) is to motivate employees to take actions that support the Bank’s strategies and lead to the attainment of the Bank’s business plan and fulfillment of its mission.

The Plan is intended to accomplish this objective by:

•	Linking annual cash pay-out award opportunities to Bank performance measured by the Bank’s Financial/Return, Risk, Members and Mission, and Business Technology Strategy goals.
•	Establishing the goal-setting process as an effective reward system so that employee monetary interests are related to and dependent upon Bank performance; and
•	Retaining top performing employees by affording them the opportunity to share in the Bank’s enhanced performance.

II. DEFINITIONS

A.	Bank: The Federal Home Loan Bank of New York, its successors and assigns.

B.	Board: The Board of Directors of the Federal Home Loan Bank of New York.

C.	Committee: The Compensation and Human Resources Committee of the Board.

D.	Fiscal Year: The 12-month period used as the annual accounting period by the Bank.

E.	Manager: The person to whom the Participant reports directly.

F.	Participant: A regular full-time employee of the Bank.

G.	Plan: This Incentive Compensation Plan, as may be amended or supplemented from time to time.

H.	Plan Year: 2024

I.	President: The Chief Executive Officer of the Bank, regardless of title, or his designee.

III. ADMINISTRATION

A.

The Plan shall become effective upon fulfillment of the conditions included in the resolution pertaining to the Plan adopted by the Committee on December 20, 2023. Once such conditions are fulfilled, the terms of the Plan shall become effective for the Plan Year beginning January 1, 2024.

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B.

The Plan shall be administered by the President, subject to any requirements for review and approval by the Committee that the Committee may establish. The Committee shall keep the Board apprised of any amendments to the Plan. The Director of Human Resources shall be the President’s designee until there is a written communication by the President naming other(s) to fulfill that duty. In all areas not specifically reserved by the Committee for its review and approval, decisions of the President or his designee concerning the Plan shall be binding on the Bank and on all Participants.

C.	While the President has the full power and authority to interpret and administer the Plan, he will also have the following specific rights and duties:

1.	To adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Plan.
2.	To accept, modify or reject recommendations of the Managers to set final awards.
3.	To interpret and rule on any questions pertaining to any provisions of the Plan.
4.

To retain all such other powers as may be necessary to discharge the duties and responsibilities herein. Notwithstanding the foregoing, matters specifically affecting the President shall be handled by the Committee.

D.

The President will be responsible for ensuring effective communication of Plan provisions each year. Each Participant will be given a copy of the Plan document and of any schedule deemed necessary by the President. Material modifications or changes to the Plan will be documented and distributed to Participants as soon as practicable.

E.

Nothing contained in this Plan shall be construed as a contract of employment between the Bank and a Participant, or as a right of a Participant to be continued in the employment of the Bank, or as a limitation of the right of the Bank to discharge a Participant with or without cause.

IV. ELIGIBILITY

Participants are not eligible for awards under this Plan if they are not employed by the Bank on the date of award payment, except as may be set in forth in Section IX below. In addition:

A.	The President will select annually, for approval by the Committee, those positions which will be deemed eligible for awards granted under the terms of the Plan. Eligibility may vary from year to year.

B.	Incentive compensation opportunity by rank and position is listed in Schedule A, incorporated by reference, which may be updated annually or more frequently, as appropriate.

C.	New employees deemed eligible for Plan participation will be considered eligible immediately upon date of hire as designated by the President.

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V. INDIVIDUAL AWARD OPPORTUNITIES

A.	The President shall recommend to the Committee for its approval the award levels which shall be used to calculate awards earned by Plan Participants.

B.	Award levels shall be expressed as a percent of the base salary of each Participant for that Plan Year.

C.

Each position shall have an assigned threshold, target, and maximum award opportunity level. The range of award opportunities for each Plan Participant is included in Schedule A, which is incorporated by reference. This Schedule A may be amended or otherwise modified from year to year by the Committee.

VI. OBJECTIVE SETTING AND CHANGES

The President shall from time to time recommend to the Committee Bankwide performance goals that incentive payments to Participants shall be based upon, either in their entirety or selectively. The Bankwide performance goals will specify target performance levels as well as the achievement levels required to receive threshold and maximum incentive award amounts. Target performance goal(s) reflect achievement of the Bank’s budgeted performance. Maximum performance goal(s) shall be established as goal(s) representing a “reach” for the Bank. The Committee shall review and have final approval over the Bankwide performance measures and goals for all Participants, including the President. Changing the measures of Bankwide performance or changing the achievement levels of Bankwide performance will require approval of the Committee.

Changes by the Committee may be appropriate during the Plan Year if factors outside of the Bank’s control occur and impact a performance measure(s). Examples of the foregoing include a final or proposed Federal or state law, regulation or directive, or cases where a material, unforeseen event occurs.

VII. OBJECTIVE WEIGHTING

Actual incentive awards under the Plan will be based on Bankwide performance results. The relative weighting of Bank performance may vary for any group of Participants or individual Participant.

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VIII. PERFORMANCE MEASUREMENT

A.	Performance against goals will be measured as soon as practicable following the close of the Plan Year.

B.

If the actual result for a goal falls between threshold and target metrics, we calculate the achievement for reaching threshold plus the achievement in excess of threshold. This is calculated using interpolation between threshold and target metrics, with the exception of the Risk goals.

If the actual result for a goal falls between target and maximum metrics, we calculate the achievement for reaching target plus the achievement in excess of target. This is calculated using interpolation between target and maximum metrics, with the exception of the Risk goals.

Achievement for the Risk goals are calculated by a point system. Threshold will be assigned 1 point; target will be 2 points and maximum will be 3 points. For example, if the results of two goals are target and the third is a maximum, the average will be calculated as (2+2+3)/3, an average score of 2.33. The average of the points will dictate the incentive compensation, in the example above, the compensation would be 33% above target payout.

IX. AWARD DETERMINATION

A.	There will be no payout to Participants for Bankwide goals if results on all Bankwide goals fall below the threshold level.

B.

A Participant’s overall performance as rated in his/her most recent performance evaluation must be rated at least “Meets Requirements” in order to receive an incentive payment. However, regardless of his or her overall rating, a Participant with a Performance Improvement Plan or written performance warning in his or her employment file who does not also have corresponding documentation from his or her manager in his/her employment file evidencing acceptable improvement in the Participant’s performance prior to the payment of the award shall not receive any incentive payment. The Committee may, at its discretion, modify an award for a Participant, either positively or negatively, to reflect the Participant’s individual performance.

C.

Participants who are on official leaves of absence, paid or unpaid, and who have an: 1) executed 90-day follow-up performance evaluation (for newly-hired Participants); or 2) annual performance evaluation for the Plan Year shall be eligible to receive incentive awards for the Plan Year, payment of which will be made when the Participant returns from the paid or unpaid leave of absence if that occurs later than the payment of awards to other Participants.

D.

Recommendations will be made to the Committee regarding the actual Bankwide performance and the associated level of payments as soon as practicable following the conclusion of the Plan Year. Such recommendations shall be based on achieved levels of performance, measured against the performance objectives adopted for each portion of the award.

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E.	Plan Participants, including the President, will receive a cash payment of the award as soon as practicable after final approval by the Committee, in accordance with Paragraph O below.

F.	Awards earned may vary from the target award defined for each Plan Participant according to performance achieved by the Bank, and where applicable by the group or individual.

G.

Payments may vary from the assigned threshold, target, and maximum award opportunity level as indicated in Schedule A if the Committee determines at the end of the Plan year that an adjustment to the schedule would better serve the purposes of the Plan.

H.

Individuals who are hired during the Plan Year, but in no event after October 31 of that year, to fill eligible positions will receive prorated incentive payments based on length of time worked. To receive such payments, the newly hired employee must have an executed 90-day follow-up performance evaluation and have received a “Meets Requirements” rating. The final incentive payment will be calculated on a calendar day basis.

I.

If a Participant’s rank or assignment as indicated in Schedule A is changed from one tier to another, the incentive payment may be determined on a pro rata basis according to that portion of the Plan Year worked in each eligible position.

J.

If a Participant is promoted and their incentive compensation opportunity, as indicated in Schedule A, does not change, the incentive payment may be determined on a pro rata basis according to that portion of the Plan Year Participant worked in each eligible position.

K.	Incentive payments for Participants who are non-officers shall be calculated using the base salary as of the end of the Plan year without regard to prorating.

L.

If a Participant other than the President dies, the payment may be awarded based upon the judgment of the Committee. The final payment may be made after approval by the Committee following the conclusion of the Plan Year. If the President dies, the payment may be awarded based upon the judgment of the Board. The final payment may be made after approval by the Board following the conclusion of the Plan Year.

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M.

If, prior to the payment of an award, (i) the employment of a Participant is terminated by the Bank or (ii) the Participant leaves the Bank voluntarily, no incentive award will be made or payable under this Plan, except in the discretion of the Committee (or in the case of the President, the Board).

N.

All incentive awards under this Plan shall be paid to Participants on or before March 14, 2025; provided that, in the event the Bank shall be prevented from calculating and paying such incentive awards by March 14, 2025 by any event, including specifically, but not limited to: (i) its unforeseeable failure to receive any necessary approvals of its financial statements of the Bank for the calendar year 2024 from its regulators or outside accountants in sufficient time in advance of March 14, 2025; (ii) the unforeseeable temporary absence of Bank employees necessary to calculate such incentive awards by such date; or (iii) any other event which the Bank may reasonably deem, in good faith, to constitute administrative impracticability of the Bank to calculate and pay such incentive awards by such date, the failure of the Bank to pay such incentive awards to Participants by March 14, 2025 shall be deemed to be due to administrative impracticability, within the meaning of § 1.409A-1(b)(4)(ii) of the Regulations under § 409A of the Internal Revenue Code of 1986, as amended (the “Code”), should such provision of the Code be deemed applicable to the Plan notwithstanding the provisions of Section X of this Plan, in which event, or in any other event which may meet the requirements of such provision of such Regulations, the Bank shall pay such incentive awards as soon as the calculation and payment thereof shall be practicable, both administratively and otherwise, but not later than December 31, 2025. The Maximum Plan award payable in March of any year shall not exceed 100% of the Plan year base salary.

O.

Notwithstanding anything to the contrary contained above, payments will be made to certain Participants who are members of the Bank’s Management Committee on a deferred basis in accordance with the provisions of Schedule B attached hereto.

X. BINDING EFFECT AND AMENDMENT AND TERMINATION OF PLAN

No Participant shall have any legally binding right, whether by reason of the performance of services or otherwise, to receive any incentive awards or payments under this Plan and nothing in this Plan is intended, nor shall it be deemed, to confer upon any Participant any such legally binding right, the Bank reserving and retaining the right, by its unilateral action at any time and for any reason, to reduce or eliminate any incentive awards or payments and to amend, modify or terminate this Plan. All actions by the Bank pursuant to this Section X shall be made in writing and shall be effective when approved by the Committee or, in the case of actions affecting the President, when approved by the Board.

XI. CLAWBACK PROVISION

If, within 3 years after an incentive has been paid or calculated as owed to a Participant who is a member of the Bank’s Management Committee, it is discovered that such amount was based on the achievement of financial or operational goals within this Plan that subsequently are deemed by the Bank to be inaccurate, misstated or misleading, the Board shall review such incentive amounts paid or owed. Inaccurate, misstated and/or misleading achievement of financial or operational goals shall include, but not be limited to, overstatements of revenue, income, capital, return measures and/or understatements of credit risk, market risk, operational risk, or expenses.

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If the Board determines that an incentive amount paid or considered owed to the Participant (the “Awarded Amount”) would have been a lower amount when calculated barring the inaccurate, misstated and/or misleading achievement of financial or operational goals (the “Adjusted Amount”), the Board shall, except as provided below, seek to recover to the fullest extent possible the difference between the Awarded Amount and the Adjusted Amount (the “Undue Incentive Amount”).

The Board may decide to not seek recovery of the Undue Incentive Amount if the Board determines that to do so would be unreasonable or contrary to the interests of the Bank. In making such determination, the Board may take into account such considerations as it deems appropriate including, but not limited to, (a) whether the Undue Incentive Amount is immaterial in impact to the Bank; (b) whether the Participant engaged in any intentional or unlawful misconduct that contributed to the inaccurate, misstated and/or misleading information; (c) whether the change in the applicable achievement level was a result of circumstances beyond the control of management; (d) the likelihood of success to recover the claimed Undue Incentive Amount under governing law versus the cost and effort involved; and (e) whether seeking recovery could prejudice the interests of the Bank. The decision by the Board to seek recovery of an Undue Incentive Amount need not be uniform amongst Participants. Authority of the Board under this Article XI may be delegated to the Committee but may not be delegated to the President.

If the Board determines to seek recovery of any or all of the Undue Incentive Amount (the “Recovery Amount”) pursuant to this Article XI, it will make a written demand from the Participant for the repayment of the Recovery Amount. Subject to the provisions of Schedule B regarding the forfeiture of unpaid amounts, if the Participant does not within a reasonable period, after receiving the written demand, provide repayment of the Recovery Amount, and the Board determines that he or she is unlikely to do so, the Board may seek a court order against the Participant for repayment of the Recovery Amount.

XII. OTHER PROVISIONS

The provisions of the Plan shall be governed by the laws of the State of New York, unless expressly mandated by Federal law.

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Schedule A

2024 Incentive Compensation Opportunity Table

Ranking	Incentive Compensation Opportunity
President	50% (Threshold) 80% (Target) 100% (Maximum)
Management Committee Member	30% (Threshold) 50% (Target) 75% (Maximum)
First Vice President	20% (Threshold) 35% (Target) 55% (Maximum)
Member Relationship Responsibilities	15% (Threshold) 32.5% (Target) 55% (Maximum)
Key Vice President	15% (Threshold) 30% (Target) 50% (Maximum)
Vice President	12% (Threshold) 25% (Target) 40% (Maximum)
Assistant Vice President	10% (Threshold) 17% (Target) 30% (Maximum)
First Level Officer	7% (Threshold) 12% (Target) 20% (Maximum)
Exempt	3.5% (Threshold) 7% (Target) 10% (Maximum)
Non-Exempt	2.5% (Threshold) 5% (Target) 8% (Maximum)

The Incentive Compensation Plan is based on 100% Bankwide goals.

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SCHEDULE B TO FEDERAL HOME LOAN BANK OF NEW YORK 2024 INCENTIVE COMPENSATION PLAN

DEFERRED INCENTIVE COMPENSATION PLAN PROVISIONS APPLICABLE TO THE MEMBERS OF THE BANK’S MANAGEMENT COMMITTEE

Definitions

The total amount of the incentive award (if any) under the Plan communicated to Management Committee Participants shall be referred to in this Schedule B as the “Total Communicated Award.”

The Total Communicated Award, if any, will be divided such that: 1) 50 percent of the Total Communicated Award shall be referred to as the “Current Communicated Incentive Award” and

2) the remaining 50 percent of the Total Communicated Award shall be referred to as the “Deferred Incentive Award.”

Payment Schedule

The following illustrates how the Current Communicated Incentive Award and Deferred Incentive Award will be paid:

Current Communicated Incentive Award	50% of the Total Communicated Award	2025*
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2026**
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2027**
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2028**

*Payment shall be made on or before March 14, 2025.

**Payment shall be made on or before March 15th in the year indicated.

The Current Communicated Incentive Award at maximum shall not exceed 100 percent of the participant’s base salary.

Payments of Deferred Incentive Awards In The Event of a Change in Control

If prior to the payout of all Deferred Incentive Award payments a Change in Control event occurs (as defined below) then, in such case, the Deferred Incentive Awards shall be inapplicable and all unpaid Deferred Incentive Awards: (i) shall vest 30 days after the Federal Housing Finance Agency (“Finance Agency”) issues its written approval of such a transaction and (ii) shall be paid to the participants 30 days after the closing of the transaction.

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For purposes of this section, “Change in Control” shall mean a “change in control event” as defined in IRS regulations pertaining to Code Section 409A which involves: (i) the merger, reorganization, or consolidation of the Bank with or into another Federal Home Loan Bank or other entity, (ii) the sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity, (iii) the purchase by the Bank or transfer to the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank, (iv) a change in the composition of the Board of Directors, as a result of one or a series of related transactions, that causes the number of directors of the Bank elected by members of the Bank located in New Jersey, New York, Puerto Rico and the U.S. Virgin Islands to cease to constitute a majority of the directors of the Bank that are elected by members of the Bank (excluding, for purposes of this clause (iv), non-member independent directors), or (v) the liquidation of the Bank, provided that the term “reorganization” contained in this definition shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. Section 1421, et seq., as amended, and 12 U.S.C. Section 4501 et seq., as amended, and which the Director of the Finance Agency (or successor agency) has determined should not be a basis for making payment under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency’s supervision of the Bank or because any of the conditions identified in 12 U.S.C. Section 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S. C. Section 1431(d)).

Payments of Deferred Incentive Awards in the Event Employment Ends After The Current Communicated Incentive Award Is Paid

A. Retirement or Involuntary Termination of Employment Other Than For Cause

Participants who terminate employment due to retirement1 or involuntary termination2 (other than for cause3) after the Current Communicated Incentive Award payout date but before completion of the payment of all corresponding Deferred Incentive Award installments (as set forth above) shall receive such Deferred Incentive Award installment payments at the same time as such payments are made to Plan participants who are current Bank employees.

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1 “Retirement” for purposes of this Plan is defined as any individual who retires as an Employee in accordance with the rules of the Bank’s Retirement Plan.

2 “Involuntary termination” shall, in all events, result in a “separation from service” as defined in the IRS regulations pertaining to Code Section 409A and (i) exclude termination for cause and (ii) include a resignation for “good reason” as defined in the “safe harbor” contained in such regulations.

3 For purposes of the Plan, “cause” means: (1) continued failure of the Participant to perform his or her duties with the Bank (other than any such failure resulting from disability), after a warning approved by the Director of Human Resources has been delivered to the Participant which specifically identifies the manner in which the Participant has not performed his or her duties; or (2) removal of the Participant by or at the direction of the Federal Housing Finance Agency pursuant to federal laws, rules, and regulations, including 12 U.S.C. §4501 et. seq. as amended or by any successor agency to the Federal Housing Finance Agency pursuant to a similar statute.

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B. Resignation from Employment or Involuntary Termination of Employment For Cause

Participants who otherwise resign employment before the completion of the payment of all corresponding Deferred Incentive Award installments shall not receive payment of such installments. Any Participant that is terminated by the Bank for cause (as defined in this Plan) prior to receiving payment of all corresponding Deferred Incentive Award installments shall not receive payment of any remaining unpaid Deferred Incentive Award installments.

C. Death or Disability

In the case of a Participant whose employment terminates due to death or disability before completion of the payment of all corresponding Deferred Incentive Award installments, such installments shall promptly vest following the death or disability and the remaining installments shall be paid by the Bank within 90 days of the date of death or determination of disability.

D. Payments of Deferred Incentive Awards

Deferred Incentive Awards will be paid if the Bank’s market value of equity to par value of capital stock ratio is equal to, or greater than 100%.

To compensate employees for the lost time value of money, the Bank will pay an interest rate on the deferred amount equal to the Bank’s return on equity over the deferral period, subject to a floor of zero.

An employee who terminates employment with the Bank other than for “good reason” or who is terminated by the Bank for “cause” (each as defined in the Plan ) will forfeit any portion of the Deferred Incentive Award that has not yet been paid upon such termination. In addition, the Deferred Incentive Award will be paid in full in connection with a “change in control” (as defined in the Plan).

E. Recovery of Unpaid Amounts.

To the extent that all or a portion of a Total Communicated Award is determined by the Board to be part (or all) of a Recovery Amount (as defined in Article XI of the Plan), the Recovery Amount shall be applied to the Current Communicated Incentive Award and Deferred Incentive Award installments as follows:

a.

If the Recovery Amount is determined prior to the Current Communicated Incentive Award payout date, 50% of the Recovery Amount shall be applied to reduce the amount of the Current Communicated Incentive Award and the remaining 50% of the Recovery Amount shall be divided and applied equally to reduce the amount of each Deferred Incentive Award Installment.

b.

If the Recovery Amount is determined after the Current Communicated Incentive Amount payout date but before completion of the payment of all corresponding Deferred Incentive Award installments, the Recover Amount shall be divided and applied equally to reduce the amount of each of the remaining Deferred Incentive Award installments; provided, however, that if the aggregate amount of the Deferred Incentive Award installments is less than the Recovery Amount, the excess of the

Recovery Amount shall be settled in accordance with the last paragraph of Article XI of the Plan.

c.

If the Recovery Amount is determined after the Current Communicated Incentive Award payout date and after completion of all corresponding Deferred Incentive Award installments (including in the case of the Participant’s death or Disability), the Recovery Amount shall be settled in accordance with the last paragraph of Article XI of the Plan.

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